Exhibit 99.1

Horizon Technology Finance Announces
Third Quarter 2016 Financial Results

Generated Annualized Portfolio Yield of 14.2%

Realized Positive Liquidity Events Including Prepayments and M&A Activity

FARMINGTON, Conn., November 1, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	Earned net investment income of $4.4 million, or $0.38 per share, for the quarter
•	Achieved an annualized portfolio yield of 14.2% for the quarter
•	Total liquidity as of September 30, 2016 was $36.8 million
•	Ended the quarter with an investment portfolio of $208.2 million
•	Net asset value equaled $143.7 million, or $12.44 per share, at quarter end
•	Asset coverage for borrowed amounts of 250% as of September 30, 2016
•	Floating rate loans comprised 97% of the outstanding principal of the loan portfolio at quarter end
•	Funded $13.0 million in loans to two companies
•	Experienced liquidity events from three portfolio companies
•	At quarter end, held a portfolio of warrant and equity positions in 87 portfolio companies
•	Declared distributions of $0.10 per share payable in each of January, February and March 2017, increasing cumulative declared distributions to $9.02 per share since going public in October 2010

“During the third quarter, we realized positive liquidity events including prepayments and M&A activity from our diverse and seasoned loan portfolio, which enabled us to generate a strong portfolio yield of 14.2%,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We maintained our disciplined strategy of sourcing investments in the third quarter, choosing to preserve our liquidity for more attractive opportunities, and have ample liquidity to selectively originate new loans to grow the portfolio. As we seek to grow the portfolio, we will ensure that our underwriting standards remain rigorous and appropriate for the current environment. Our focus will remain on originating high-quality loans while striving to maximize the recovery from underperforming investments.”

Mr. Pomeroy continued, “We remain committed to our policy of providing our shareholders with distributions that are covered by our net investment income over time and have adjusted our distributions to more closely align them with the size of our investment portfolio. In addition to paying distributions that are covered by our net investment income, our strategy to provide long-term shareholder value continues to include delivering additional value from our warrant and equity portfolio.”

Operating Results

Total investment income was $7.6 million for the three months ended September 30, 2016, as compared to $8.4 million for the three months ended September 30, 2015. The year-over-year decrease in total investment income is primarily due to lower interest income on investments resulting from the smaller average size of the loan portfolio. For the nine months ended September 30, 2016 and 2015, total investment income was $26.0 million and $22.5 million, respectively.

The Company’s dollar-weighted annualized portfolio yield on average loans for the three months ended September 30, 2016 and 2015 was 14.2%. Horizon’s dollar-weighted annualized portfolio yield on average loans for the nine months ended September 30, 2016 and 2015 was 15.1% and 14.1%, respectively.

Total net expenses for the three months ended September 30, 2016 were $3.3 million, as compared to $4.4 million for the three months ended September 30, 2015. Interest expense decreased slightly year-over-year primarily due to a decrease in average borrowings. Base management fee remained flat year-over-year primarily due to a decrease in the average size of our investment portfolio, offset by the waiver of $0.1 million of base management fee for the three months ended September 30, 2015. For the three months ended September 30, 2016, the Company did not incur an incentive fee expense as the incentive fee on pre-incentive fee net investment income was subject to the incentive fee cap and deferral mechanism under the Company’s Investment Management Agreement, which resulted in $0.9 million of reduced expense and additional net investment income. Total net expenses for the nine months ended September 30, 2016 increased to $12.9 million, as compared to $12.7 million for the nine months ended September 30, 2015.

Net investment income for the three months ended September 30, 2016 was $4.4 million, or $0.38 per share, as compared to $4.1 million, or $0.35 per share, for the three months ended September 30, 2015. For the nine months ended September 30, 2016 and 2015, net investment income was $13.3 million, or $1.15 per share, and $9.9 million, or $0.90 per share, respectively.

For the three months ended September 30, 2016, the net realized gain on investments was less than $0.01 million as compared to net realized loss on investments of $1.5 million, or $0.13 per share, for the three months ended September 30, 2015. For the nine months ended September 30, 2016 and 2015, the net realized loss on investments was $2.9 million, or $0.25 per share, and $1.7 million, or $0.16 per share, respectively.

For the three months ended September 30, 2016, the net unrealized depreciation on investments was $10.0 million, or $0.87 per share, as compared to net unrealized appreciation on investments of $0.9 million, or $0.08 per share, for the three months ended September 30, 2015. For the nine months ended September 30, 2016, net unrealized depreciation on investments totaled $14.8 million, or $1.27 per share, as compared to net unrealized appreciation on investments of $1.0 million, or $0.09 per share, for the nine months ended September 30, 2015.

Portfolio Summary and Investment Activity

As of September 30, 2016, the Company’s debt portfolio consisted of 47 secured loans with an aggregate fair value of $201.1 million. In addition, the Company’s total warrant, equity and other investments in 89 portfolio companies had an aggregate fair value of $7.1 million as of September 30, 2016. Total portfolio investment activity as of and for the three and nine months ended September 30, 2016 and 2015 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Beginning portfolio	$233,266	$240,148	$250,267	$205,101
New debt investments	13,536	32,848	45,223	104,781
Principal payments received on investments	(11,839)	(5,820)	(35,625)	(18,975)
Early pay-offs	(16,961)	(16,196)	(33,690)	(39,618)
Accretion of debt investment fees	382	411	1,123	1,015
New debt investment fees	(195)	(258)	(714)	(959)
New equity	11	—	67	—
Sale of investments	(5)	(1,578)	(939)	(1,578)
Net realized gain (loss) on investments	5	(1,462)	(2,783)	(1,692)
Net unrealized (depreciation) appreciation on investments	(10,023)	940	(14,752)	958
Ending portfolio 249	$208,177	$249,033	$208,177	$249,033

Net Asset Value

At September 30, 2016, the Company’s net assets were $143.7 million, or $12.44 per share, as compared to $162.2 million, or $13.94 per share, as of September 30, 2015, and $159.8 million, or $13.85 per share, as of December 31, 2015.

For the three months ended September 30, 2016, the net decrease in net assets resulting from operations was $5.6 million, or $0.49 per share, compared with a net increase in net assets of $3.5 million, or $0.30, for the three months ended September 30, 2015. For the nine months ended September 30, 2016, the net decrease in net assets resulting from operations was $4.3 million, or $0.37 per share, compared to a net increase in net assets of $9.1 million, or $0.83 per share, for the nine months ended September 30, 2015.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2016 and December 31, 2015:

($ in thousands)	September 30, 2016			December 31, 2015
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	7	$32,068	15.9%	7	$23,603	9.8%
3	28	137,220	68.3	37	199,185	82.2
2	8	19,769	9.8	7	18,879	7.8
1	4	12,021	6.0	1	500	0.2
Total	47	$201,078	100.0%	52	$242,167	100.0%

As of September 30, 2016 and December 31, 2015, Horizon’s loan portfolio had a weighted average credit rating of 2.9 and 3.0, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of September 30, 2016, there were four debt investments with an internal credit rating of 1, with a cost of $27.7 million and a fair value of $12.0 million. As of December 31, 2015, there was one debt investment with an internal credit rating of 1, with a cost of $2.7 million and a fair value of $0.5 million.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the quarter ended September 30, 2016. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, mBlox, Inc. ("mBlox") was acquired by CLX Communications AB. In connection with the acquisition, mBlox prepaid the outstanding principal balance of $8.6 million on two of its venture loans, plus interest, end-of-term payments, prepayment fees and a success fee.

In September, LifePrint Group, Inc. ("LifePrint") prepaid the outstanding principal balance of $1.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in LifePrint.

In September, Recondo Technology, Inc. ("Recondo") prepaid the outstanding principal balance of $6.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Recondo.

Liquidity and Capital Resources

As of September 30, 2016, the Company had $36.8 million in available liquidity, including $26.2 million in cash and $10.6 million in funds available under existing credit facility commitments.

At September 30, 2016, there was $63.0 million outstanding under the $95 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the facility.

As of September 30, 2016, the Company’s debt to equity leverage ratio was 67%, and the asset coverage ratio for borrowed amounts was 250%.

Stock Repurchase Program

On July 29, 2016, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2017 or the repurchase of $5.0 million of the Company’s common stock. During the three and nine months ended September 30, 2016, the Company repurchased 1,319 shares of its common stock at an average price of $11.54 on the open market at a total cost of $0.02 million. From the inception of the stock repurchase program through September 30, 2016, the Company has repurchased 114,701 shares of its common stock at an average price of $11.53 on the open market at a total cost of $1.3 million.

Monthly Distributions Declared in Fourth Quarter 2016

On October 28, 2016, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of January, February and March 2017. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
December 16, 2016	December 20, 2016	January 13, 2017	$0.10
January 17, 2017	January 19, 2017	February 15, 2017	$0.10
February 17, 2017	February 22, 2017	March 15, 2017	$0.10
		Total:	$0.30

After paying distributions of $0.345 per share and earning $0.38 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2016 was $0.22 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 2, 2016 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 95436940.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through November 4, 2016. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 95436940. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Vice President of Finance and	Scott Eckstein / Leon Berman
Chief Financial Officer	(212) 477-8261 / (212) 477-8438
(860) 674-9977	seckstein@igbir.com / lberman@igbir.com
dtrolio@horizontechfinance.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30, 2016	December 31, 2015

Assets
Non-affiliate investments at fair value (cost of $228,156 and $255,494, respectively)	$208,177	$250,267
Investments in money market funds	—	285
Cash	26,170	20,765
Restricted investments in money market funds	—	1,091
Interest receivable	7,781	6,258
Other assets	2,017	2,230
Total assets	$244,145	$280,896

Liabilities
Borrowings	$95,550	$114,954
Distributions payable	3,985	3,980
Base management fee payable	363	385
Incentive fee payable	—	1,028
Other accrued expenses	578	798
Total liabilities	100,476	121,145

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,666,642 and 11,648,594 shares issued and 11,551,941 and 11,535,212 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	12	12
Paid-in capital in excess of par	179,902	179,707
Distributions in excess of net investment income	(674)	(2,006)
Net unrealized depreciation on investments	(19,979)	(5,227)
Net realized loss on investments	(15,592)	(12,735)
Total net assets	143,669	159,751
Total liabilities and net assets	$244,145	$280,896
Net asset value per common share	$12.44	$13.85

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Investment income
Interest income on non-affiliate investments	$6,819	$7,705	$24,610	$20,865
Fee income on non-affiliate investments	789	722	1,387	1,684
Total investment income	7,608	8,427	25,997	22,549
Expenses
Interest expense	1,420	1,441	4,466	4,291
Base management fee	1,135	1,279	3,666	3,456
Performance based incentive fee	—	1,015	2,126	2,473
Administrative fee	197	300	753	877
Professional fees	315	273	1,159	991
General and administrative	218	218	681	776
Total expenses	3,285	4,526	12,851	12,864
Management and performance based incentive fees waived	—	(140)	—	(207)
Net expenses	3,285	4,386	12,851	12,657
Net investment income before excise tax	4,323	4,041	13,146	9,892
Credit for excise tax	(52)	(20)	(138)	—
Net investment income	4,375	4,061	13,284	9,892
Net realized and unrealized loss on investments
Net realized gain (loss) on investments	5	(1,463)	(2,857)	(1,723)
Net unrealized (depreciation) appreciation on investments	(10,023)	940	(14,752)	958
Net realized and unrealized loss on investments	(10,018)	(523)	(17,609)	(765)
Net (decrease) increase in net assets resulting from operations	$(5,643)	$3,538	$(4,325)	$9,127
Net investment income per common share	$0.38	$0.35	$1.15	$0.90
Net (decrease) increase in net assets per common share	$(0.49)	$0.30	$(0.37)	$0.83
Distributions declared per share	$0.345	$0.345	$1.035	$1.035
Weighted average shares outstanding	11,549,508	11,638,925	11,543,995	11,032,992